Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Third Quarter

2014 Financial Results

ATLANTA, October 27, 2014 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of accounts payable recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2014.

“While I am pleased that our global team delivered another quarter of sequential growth, increasing revenue 2.4% and Adjusted EBITDA 50% over the second quarter, these results fell below our expectations for profitability,” said Ron Stewart, president and chief executive officer. “An area of improvement during the quarter was Recovery Audit Services – Americas, which compared to Q2 increased revenue by 5.6% and Adjusted EBITDA by 21.2%, respectively. Included in these results was our Contract Compliance business, which is now contributing to the top and bottom lines after our investment in the first half of the year.”

“I am particularly encouraged by the favorable progress in Adjacent Services, which essentially broke even on an Adjusted EBITDA basis during the quarter, after losing over $1 million in the second quarter. We have several projects underway at top global retailers that leverage our unique data knowledge and insights to drive significant incremental value for our clients,” continued Mr. Stewart.

“While we achieved growth in revenue and Adjusted EBITDA compared to the second quarter, we continue to work through this transitional year. We must remain diligent in managing costs and improving the profitability of our core business. To that end, we continue to make excellent progress in our technology initiatives to further differentiate our position in the market. Finally, our current efforts in the Oil & Gas industry are demonstrating the value of focused industry expansion and we look forward to continued growth in this segment,” concluded Mr. Stewart.

Consolidated Results for the Three Months Ended September 30, 2014

Consolidated revenue for the third quarter of 2014 decreased 19.5% to $43.0 million compared to $53.4 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated third quarter revenue in 2014 decreased 19.2% compared to the same period in 2013. As previously communicated, 2014 revenue has been negatively impacted by significantly reduced auditing in the Medicare RAC program and rate and scope changes at large clients in our core recovery audit business. Consolidated revenue for the third quarter of 2014 increased 2.4% compared to the second quarter of 2014.

Recovery Audit Services – Americas revenue for the third quarter of 2014 decreased 11.8% to $28.6 million compared to $32.4 million in the same period in the prior year. On a constant dollar basis,

adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue for the third quarter of 2014 decreased by 10.7% compared to the same period in 2013. Most of this reduction is the result of the rate and scope reductions at several large clients.

Recovery Audit Services – Europe/Asia-Pacific revenue for the third quarter of 2014 decreased 10.8% to $10.7 million compared to $12.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe/Asia-Pacific revenue for the third quarter of 2014 decreased by 11.7% compared to the same period in 2013. The prior year third quarter included additional revenue resulting from audit accelerations at multiple clients which did not repeat in 2014’s third quarter.

Adjacent Services revenue was $3.6 million for both the third quarter of 2014 and the same period in the prior year. As part of our strategy to more closely align Adjacent Services to our core recovery audit business, on October 1st we divested our Chicago consulting practice which had been included in the Adjacent Services results.

Healthcare Claims Recovery Audit Services revenue for the third quarter of 2014 was $0.1 million compared to $5.4 million in the same period in the prior year. This expected decrease in revenue was primarily attributable to the substantial reduction in auditing as part of the Medicare RAC program.

Total cost of revenue for the third quarter of 2014 was $28.7 million, or 66.7% of revenue, compared to $31.8 million, or 59.6% of revenue, in the same period last year. The 66.7% of revenue for the third quarter of 2014 was an improvement compared to the 71.3% of revenue in the second quarter of 2014. SG&A for the third quarter of 2014 was $10.5 million compared to $13.0 million in the same period last year, a decrease of $2.5 million. Excluding transformation severance and related expenses, the year over year decrease in SG&A expenses for the quarter was $2.9 million. Depreciation and amortization expenses were $2.3 million in the third quarter of 2014 compared to $3.2 million in the prior year third quarter.

Net loss for the third quarter of 2014 was $(0.2) million, or $(0.01) per basic and diluted share, compared to net income of $4.9 million, or $0.17 per basic share and $0.16 per diluted share, for the same period in 2013.

Adjusted EBITDA for the third quarter of 2014 was $5.6 million, which was a 50% improvement compared to second quarter 2014. However, compared to $10.8 million for the same period in 2013, third quarter 2014 Adjusted EBITDA declined $5.2 million, of which $3.1 million is attributable to Recovery Audit Services – Americas and $2.0 million is attributable to Healthcare Claims Recovery Audit Services. Third quarter 2014 Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.4 million related to stock-based compensation, $0.4 million of transformation severance and related expenses, and $1.2 million of foreign currency losses on short-term intercompany balances. The comparable Adjusted EBITDA amount for the third quarter of 2013 excludes from EBITDA for such period a $1.3 million charge related to stock-based compensation, $0.2 million of transformation severance and related expenses, a $0.7 million charge for acquisition-related charges, and $0.6 million of foreign currency gains on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for the Nine Months Ended September 30, 2014

Consolidated revenue for the nine months ended September 30, 2014 decreased 17.4% to $122.9 million compared to $148.7 million in the same prior year period. Changes in foreign exchange rates did not have a significant impact on the comparison of consolidated revenue for the nine month periods ended September 30, 2014 and 2013.

Recovery Audit Services – Americas revenue for the nine months ended September 30, 2014 decreased 8.7% to $80.4 million compared to $88.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue for the nine month period decreased by 7.4% compared to the same period in 2013.

Recovery Audit Services – Europe/Asia-Pacific revenue for the nine months ended September 30, 2014 decreased 3.0% to $32.8 million compared to $33.8 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe/ Asia-Pacific revenue for the nine month period decreased by 6.0% compared to the same period in 2013.

Adjacent Services revenue for the nine months ended September 30, 2014 was $8.2 million compared to $10.7 million in the same period in the prior year.

Healthcare Claims Recovery Audit Services revenue for the nine months ended September 30, 2014 was $1.6 million compared to $16.2 million in the same period in the prior year.

Total cost of revenue for the nine months ended September 30, 2014 was $87.5 million, a reduction of $8.4 million compared to $95.9 million in the same period in the prior year. As a percent of revenue, cost of revenue was 71.2% for the nine month period ended September 30, 2014, compared to 64.5% in the same period in the prior year. The largest portion of this margin erosion was due to the wind down of the Medicare RAC program, with the remainder due to the decline in revenue in the other segments, as well as our investment in our Contract Compliance services. SG&A for the nine months ended September 30, 2014 was $31.5 million compared to $35.2 million in the same period in the prior year, a decline of $3.7 million. Excluding transformation severance and related expenses, the year over year decrease in SG&A expenses for the nine month period was $6.1 million. Depreciation and amortization expenses were $7.4 million for the nine months ended September 30, 2014 compared to $9.9 million in the same period in the prior year.

Net loss for the nine months ended September 30, 2014 was $(5.4) million, or $(0.18) per basic and diluted share, compared to net income of $6.2 million, or $0.21 per basic and diluted share, in the same period in the prior year. Net cash provided by operating activities for the nine months ended September 30, 2014 was $7.1 million compared to $10.3 million in the same period in the prior year.

Adjusted EBITDA for the nine months ended September 30, 2014 was $9.9 million compared to $22.4 million of Adjusted EBITDA for the same period in 2013, a decline of $12.5 million, of which $6.7 million is attributable to Recovery Audit Services – Americas and $6.8 million is attributable to Healthcare Claims Recovery Audit Services. For the nine months ended September 30, 2014, Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $3.4 million related to stock-based compensation, $2.4 million of transformation severance and related expenses, a $0.2 million charge for acquisition-related charges, and $1.1 million of foreign currency losses on short-term intercompany balances. The comparable Adjusted EBITDA amount for the nine months ended September 30, 2013 excludes from EBITDA for such period a $3.8 million charge related to stock-based compensation, $0.8 million of transformation severance and related expenses, a $0.2 million charge for acquisition-related charges, and $0.1 million of foreign currency gains on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At September 30, 2014, the Company had unrestricted cash and cash equivalents of $26.3 million, with $8.5 million held in the U.S. and the remainder held outside the U.S. The Company has no borrowings against its revolving credit facility and no debt outstanding.

Stock Repurchase Program

During the third quarter of 2014, the Company repurchased 1.4 million shares of its outstanding common stock for an aggregate cost of $9.0 million, completing the previously announced $20 million repurchase program. Since the February 2014 announcement of the Company’s stock repurchase program, the Company has repurchased 3.1 million shares, or 10.4% of its common stock outstanding as of the date of the announcement. On October 24, 2014, the Company’s Board of Directors approved a $20 million increase in the program and extended the duration of the program to December 31, 2015. As of October 24, 2014, the Company had 27.3 million shares of common stock outstanding.

Third Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s third quarter 2014 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 20616341.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through January 31, 2015. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of accounts payable recovery audit services. With over 1,600 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 20 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s overall condition and growth prospects, plans and anticipated financial results for the remainder of 2014, the strength of the Company’s core recovery audit business, and the long term business objectives for the Company. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the effects of the Company’s decision to withdraw from the Medicare RAC rebid process, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 14, 2014. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Revenue	$42,988	$53,403	$122,870	$148,709
Operating expenses:
Cost of revenue	28,681	31,803	87,457	95,863
Selling, general and administrative expenses	10,492	13,017	31,505	35,226
Depreciation of property and equipment	1,428	2,034	4,696	6,069
Amortization of intangible assets	895	1,204	2,700	3,812

Total operating expenses	41,496	48,058	126,358	140,970

Operating income (loss)	1,492	5,345	(3,488)	7,739

Foreign currency transaction (gains) losses on short-term intercompany balances	1,221	(636)	1,073	(54)
Interest expense (income), net	(44)	75	(33)	(89)

Income (loss) before income taxes	315	5,906	(4,528)	7,882

Income tax expense	554	1,029	853	1,671

Net income (loss)	$(239)	$4,877	$(5,381)	$6,211

Basic earnings (loss) per common share	$(0.01)	$0.17	$(0.18)	$0.21

Diluted earnings (loss) per common share	$(0.01)	$0.16	$(0.18)	$0.21

Weighted average common shares outstanding:
Basic	27,744	29,396	29,203	29,075

Diluted	27,744	29,815	29,203	29,517

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$26,293	$43,700
Restricted cash	121	57
Receivables:
Contract receivables, net	32,660	38,079
Employee advances and miscellaneous receivables, net	1,343	2,242

Total receivables	34,003	40,321

Prepaid expenses and other current assets	4,591	3,917

Total current assets	65,008	87,995

Property and equipment, net	12,771	13,994
Goodwill	13,667	13,686
Intangible assets, net	10,862	13,582
Deferred income taxes	1,991	1,701
Other assets	1,530	1,871

Total assets	$105,829	$132,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,720	$10,809
Accrued payroll and related expenses	14,776	15,415
Refund liabilities and deferred revenue	6,824	8,109
Business acquisition obligations	—	3,156

Total current liabilities	29,320	37,489

Other long-term liabilities	1,404	1,512

Total liabilities	30,724	39,001

Shareholders’ equity:
Common stock	273	294
Additional paid-in capital	591,597	604,806
Accumulated deficit	(518,767)	(513,386)
Accumulated other comprehensive income	2,002	2,114

Total shareholders’ equity	75,105	93,828

Total liabilities and shareholders’ equity	$105,829	$132,829

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of net income (loss) to EBIT, EBITDA and Adjusted EBITDA:

Net income (loss)	$(239)	$4,877	$(5,381)	$6,211

Income tax expense	554	1,029	853	1,671
Interest expense (income), net	(44)	75	(33)	(89)

EBIT	271	5,981	(4,561)	7,793

Depreciation of property and equipment	1,428	2,034	4,696	6,069
Amortization of intangible assets	895	1,204	2,700	3,812

EBITDA	2,594	9,219	2,835	17,674

Foreign currency transaction (gains) losses on short-term intercompany balances	1,221	(636)	1,073	(54)
Acquisition-related charges	—	706	249	231
Transformation severance and related expenses	413	161	2,352	778
Stock-based compensation	1,405	1,304	3,409	3,777

Adjusted EBITDA	$5,633	$10,754	$9,918	$22,406

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$(239)	$4,877	$(5,381)	$6,211
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,323	3,238	7,396	9,881
Amortization of deferred debt costs	28	46	67	137
Stock-based compensation expense	1,405	1,304	3,409	3,777
Foreign currency transaction (gains) losses on short-term intercompany balances	1,221	(636)	1,073	(54)
Decrease (increase) in receivables	(2,573)	1,665	5,159	1,921
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	(987)	1,897	(4,639)	(10,213)
Other, primarily changes in assets and liabilities	100	1,037	46	(1,365)

Net cash provided by operating activities	1,278	13,428	7,130	10,295

Cash flows from investing activities:
Purchases of property and equipment, net of disposals	(1,241)	(1,555)	(3,574)	(4,544)

Net cash used in investing activities	(1,241)	(1,555)	(3,574)	(4,544)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	—	4,118
Repurchase of common stock	(9,002)	—	(20,000)	—
Other, net	142	(838)	(90)	(4,784)

Net cash used in financing activities	(8,860)	(838)	(20,090)	(666)

Effect of exchange rates on cash and cash equivalents	(1,251)	270	(873)	(484)

Net (decrease) increase in cash and cash equivalents	(10,074)	11,305	(17,407)	4,601

Cash and cash equivalents at beginning of period	36,367	31,102	43,700	37,806

Cash and cash equivalents at end of period	$26,293	$42,407	$26,293	$42,407

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Revenue
Recovery Audit Services - Americas	$28,550	$32,365	$(3,815)	$80,377	$87,999	$(7,622)
Recovery Audit Services - Europe/Asia-Pacific	10,708	12,009	(1,301)	32,792	33,796	(1,004)
Adjacent Services	3,586	3,625	(39)	8,150	10,705	(2,555)
Healthcare Claims Recovery Audit Services	144	5,404	(5,260)	1,551	16,209	(14,658)

Total	$42,988	$53,403	$(10,415)	$122,870	$148,709	$(25,839)

Cost of revenue
Recovery Audit Services - Americas	$17,074	$16,920	$(154)	$50,148	$49,255	$(893)
Recovery Audit Services - Europe/Asia-Pacific	7,608	8,423	815	23,698	26,203	2,505
Adjacent Services	3,284	2,907	(377)	9,168	9,181	13
Healthcare Claims Recovery Audit Services	715	3,553	2,838	4,443	11,224	6,781

Total	$28,681	$31,803	$3,122	$87,457	$95,863	$8,406

Selling, general and administrative expenses
Recovery Audit Services - Americas	$2,502	$3,995	$1,493	$8,320	$10,726	$2,406
Recovery Audit Services - Europe/Asia-Pacific	1,610	1,726	116	5,350	3,905	(1,445)
Adjacent Services	326	719	393	1,838	2,499	661
Healthcare Claims Recovery Audit Services	540	901	361	1,717	2,416	699
Corporate	5,514	5,676	162	14,280	15,680	1,400

Total	$10,492	$13,017	$2,525	$31,505	$35,226	$3,721

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,111	$1,414	$303	$3,612	$4,138	$526
Recovery Audit Services - Europe/Asia-Pacific	150	124	(26)	445	362	(83)
Adjacent Services	145	167	22	463	476	13
Healthcare Claims Recovery Audit Services	22	329	307	176	1,093	917

Total	$1,428	$2,034	$606	$4,696	$6,069	$1,373

Amortization of intangible assets
Recovery Audit Services - Americas	$500	$698	$198	$1,501	$2,094	$593
Recovery Audit Services - Europe/Asia-Pacific	299	323	24	911	1,171	260
Adjacent Services	96	183	87	288	547	259

Total	$895	$1,204	$309	$2,700	$3,812	$1,112

Operating income (loss)
Recovery Audit Services - Americas	$7,363	$9,338	$(1,975)	$16,796	$21,786	$(4,990)
Recovery Audit Services - Europe/Asia-Pacific	1,041	1,413	(372)	2,388	2,155	233
Adjacent Services	(265)	(351)	86	(3,607)	(1,998)	(1,609)
Healthcare Claims Recovery Audit Services	(1,133)	621	(1,754)	(4,785)	1,476	(6,261)
Corporate	(5,514)	(5,676)	162	(14,280)	(15,680)	1,400

Total	$1,492	$5,345	$(3,853)	$(3,488)	$7,739	$(11,227)

Adjusted EBITDA
Recovery Audit Services - Americas	$9,018	$12,132	$(3,114)	$22,419	$29,105	$(6,686)
Recovery Audit Services - Europe/Asia-Pacific	1,497	1,916	(419)	4,313	3,381	932
Adjacent Services	(6)	124	(130)	(2,211)	(750)	(1,461)
Healthcare Claims Recovery Audit Services	(1,085)	954	(2,039)	(4,178)	2,573	(6,751)
Corporate	(3,791)	(4,372)	581	(10,425)	(11,903)	1,478

Total	$5,633	$10,754	$(5,121)	$9,918	$22,406	$(12,488)

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding Healthcare Claims Recovery Audit Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services, excluding Healthcare Claims Recovery Audit Services, provided in Europe, Asia and the Pacific region. The Adjacent Services segment (formerly known as Profit Optimization services) represents financial advisory services and business analytics services. The Healthcare Claims Recovery Audit Services segment represents recovery audit services for healthcare claims, which consist primarily of services provided under subcontracts related to the Medicare Recovery Audit Contractor program.